Unified Fund Services, Inc.    3/12/02               Huntington Funds - 1

                                     Exhibit h(iii) under Form N-1A
                                 Exhibit 10 under Item 601/Reg. S-K

            AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT

                     Transfer Agency Services

                       THE HUNTINGTON FUNDS


      This Amendment to Mutual Fund Services Agreement (this "Amendment") is made and entered into as of October 1, 2003, by and between The Huntington Funds, a Massachusetts business trust (the "Fund"), and Unified Fund Services, Inc., a Delaware corporation ("Unified"), and amends that certain Mutual Fund Services Agreement by and between the Fund and Unified, dated March 12, 2002 (the "Agreement").

      WHEREAS, Unified and the Fund have entered the Agreement;

      WHEREAS, the Agreement contemplates that Unified shall perform such additional services as are mutually agreed upon and provided in an amendment to the Agreement or its schedules, in consideration of such fees as the parties may agree upon; and

WHEREAS, the Fund desires that Unified perform certain additional services for the Fund related to anti-money laundering and fraud prevention; and

WHEREAS, Unified is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in the Agreement and this Amendment;

      NOW THEREFORE, in consideration of the covenants herein contained, the Fund and Unified hereby agree as follows:

1.Section 5 of the Agreement is hereby amended by appending a new subsection
(v) thereto as follows:

      "(v) Unified AML Program Services, as described on Exhibit D to this
          Agreement.
      Unified formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the "Unified AML Program") that are reasonably designed to ensure compliance with the USA Patriot Act of 2002, the Bank
      Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury
      Department, and other applicable regulations adopted thereunder (collectively, the "Applicable AML Laws").
      Unified has provided the Fund with a copy of the Unified AML
      Program documents, and will provide the Fund with all amendments thereto. The Fund has provided Unified with a copy of the Fund's Anti-Money Laundering Program documents, and will provide Unified with all amendments thereto. The
      Fund hereby delegates to Unified the implementation and operation of the Fund's Anti-Money Laundering Program (which includes its Customer Identification Program), in each case with regard to those shareholder accounts maintained by Unified pursuant to this Agreement. Unified accepts the foregoing delegation and agrees to implement and operate those programs through the provision of services as set forth in Exhibit D to this Agreement, in accordance with the Unified AML Program. The Fund acknowledges and agrees that, notwithstanding such delegation, the Fund maintains full responsibility for ensuring its compliance with the Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the Unified AML Program."

2. The Exhibits to the Agreement are hereby amended by appending a new Exhibit D thereto as follows:

                               "EXHIBIT D
                                   to
                     Mutual Fund Services Agreement

         General Description of the Unified AML Program Services


      The following is a general description of the Unified AML
      Program services Unified shall provide to the Fund:


      I.   General Description

      A. Customer Identification. Verify shareholder identity upon opening new accounts, consistent with the Unified AML Program, and perform such other checks and verifications as are specified in Unified's Customer Identification Program (which is a component of the Unified AML Program).

      B. Purchase Transactions. Unified shall reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Unified AML Program, subject to the provisions of any additional agreement between the Fund and Unified regarding special liability checks and other remittances.

      C. Monitoring and Reporting. Monitoring shareholder transactions and identifying and reporting suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service, and other appropriate authorities, in each case consistent with the Unified AML Program.

      D. Frozen Accounts. Unified shall place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Unified AML
      Program.

      E. Maintenance of Records. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Unified AML Program, and make the same available for inspection by (1) the Fund's compliance officer, (2) any auditor of the Fund, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the Unified AML Program.

      F. Other Services. Unified shall apply all other policies and procedures of the Unified AML Program to the Fund.

      G. Maintenance of the Unified AML Program. Unified shall maintain and modify the Unified AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Fund, Unified shall make available its compliance personnel to the Fund and the Fund's counsel to discuss amendments to the Unified AML Program that the Fund or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to Unified's AML Program shall be implemented at Unified's sole discretion. Special procedures may be implemented for an additional fee to be agreed upon. The Fund may cancel its participation in the Unified AML Program at any time, and no further fees to Unified in respect of such program shall accrue after the date of cancellation.

      H. Annual Certification. On an annual basis during the term of this Agreement, Unified will certify to the Fund's Board of Trustees that it has implemented the Unified AML Program and that it will continue to perform the specific requirements of the Fund's Anti-Money Laundering Program in accordance with the terms of this Agreement."

3. Unified shall implement the Fund's Anti-Money Laundering Program (including its Customer Identification Program) with respect to its services, and shall begin providing Unified AML Program services, effective on or before October 1, 2003. Unified shall conduct its operations in accordance with the provisions of the Fund's Anti-Money Laundering Program. Upon commencement of such services, all prior agreements between the parties in respect of services pertaining to Applicable AML Laws shall terminate and cease to be of any further force or effect. This paragraph shall survive any termination of this Amendment.

4. Unified hereby covenants that: (a) it will provide to any federal examiners of the Fund such information and records relating to the Fund's Anti-Money Laundering Program as may be requested; and (b) it will allow such examiners to inspect Unified for purposes of examining the to the Fund's Anti-Money Laundering Program and its operation to the full extent required by applicable law.

5. Unified is currently accepting proposals for and procuring certain third party research services which it will use to assist it in providing Unified AML Program services hereunder. As a result, the fees for the services described herein cannot presently be determined. The parties hope that the fees for Unified AML Program services shall be between $1.00 and $2.00 per shareholder account, inclusive of the third party research services mentioned above, which is the range the SEC has publicly announced it believes might be fair for such services. However, the parties understand that certain third party research service providers are quoting more than $2.00 per shareholder account, and Unified cannot guarantee that it will locate a satisfactory service provider who is willing to charge less than that amount. The fees payable to Unified for Unified AML Program services shall be agreed upon by the parties hereto within sixty calendar days after the date of this Amendment. If no such fee agreement is reached between the parties within such 60-day period, this Amendment shall immediately terminate, and the Fund shall pay Unified for services provided hereunder at the lowest per account rate billed by Unified for such services during such period, plus all costs of third party services in respect of the Fund's accounts that are incurred by Unified during such period.

6. In all other respects, the Agreement shall remain in full force and effect. This Amendment shall terminate upon the termination of the Agreement and shall thereafter cease to have any force or effect.

      IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

UNIFIED FUND SERVICES, INC.          THE HUNTINGTON FUNDS



By:  /s/ William H. Young      By:  /s/ George M. Polatas
Name:  William H. Young        Name:  George M. Polatas
Title:  Chief Executive Officer                          Title:  Vice President